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                                                               Exhibit 4(b)(i).1

                      CONTRACT ON THE PROVISION OF SERVICES
         concluded pursuant to ss. 269 (2) et seq. of the Commercial Code

EuroTel Bratislava, a.s., with its seat at Karpatska 8, 811 05 Bratislava, Slovak Republic, ICO: 35 705 019 (hereinafter "EuroTel")

      represented by: Ing. Josef Barta, General director/ procurator
                      Thomas Cancro, Financial director / procurator

      and

Atlantic West B.V., with its seat at Strawinskylaan 1725, 1077 JE Amsterdam, The Netherlands (hereinafter "AWBV")

      represented by: Trust International Management ( T.I.M.) B.V. Managing
                      Director

conclude on July 27, 2000 this Contract on the provision of services (hereinafter the "Contract").

I. Subject of the Contract

The contracting parties agree that AWBV shall provide services to EuroTel through its designee, Mr. Farshid Ebrahimi-Ghajar, born 8 August 1957, Passport No. Z8086121, a citizen of the U.S.A. (hereinafter the "Secondee"). The subject of the provided services shall be the following: engineering.

II. Rights and Obligations of the Contracting Parties

(1) AWBV undertakes, during the period of validity and effectiveness of this Contract, to inform EuroTel of the amount of salary paid to the Secondee and all other costs connected with the Secondee's residency, employment and provision of services for EuroTel in the territory of the Slovak Republic. EuroTel will then reimburse AWBV for all the above mentioned expenses.

(2) EuroTel undertakes to create favorable working conditions and to ensure safety and health protection at work.

III. Validity and Effectiveness of the Contract

(1) This Contract shall be concluded for the period of two years beginning June 1, 2000 and shall become valid and effective upon its execution by both contracting parties.
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(2)   This Contract shall become invalid upon the expiry of the agreed period.

(3) Prior to the expiry of the agreed period, the Contract may become invalid and ineffective:

      a)    on the basis of an agreement between the contracting parties; or
      b)    upon the termination of the secondment by AWBV

IV. Final Provisions

      (1) This Contract shall be prepared in two originals, and each contracting party shall receive one counterpart.

      (2) The contracting parties represent that the provisions of the Contract are clear and certain, their contractual freedom is not limited and the legal act is made in a prescribed form.

      (3) This Contract shall be governed and construed pursuant to the laws of the Slovak Republic.

In Bratislava July 27, 2000

EuroTel Bratislava, a.s.                      Atlantic West, B.V.


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By:                             By: Trust International Management (T.I.M.) B.V.
                                     Managing Director